NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110-8902	Muskegon, MI 49441
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	231-755-4111
414-747-2602 Fax	231-755-4144 Fax

Release date: 13 August 2008

LADISH TO MERGE WITH CHEN-TECH INDUSTRIES

Cudahy, WI—Ladish Co., Inc. (NASDAQ: LDSH) (www.ladishco.com) today announced it has entered into an agreement to acquire via a merger Chen-Tech Industries, Inc. (“Chen-Tech”). Chen-Tech, located in Irvine, California, is a leading forger of jet engine components. The closing of the transaction is anticipated to occur in the third quarter of 2008. Although the final terms of the proposed transaction have not been disclosed, the agreement contemplates that the merger value of Chen-Tech will be approximately $59 million, which will be paid in a combination of cash and Ladish common stock.

Commenting on the acquisition, Kerry L. Woody, President and CEO of Ladish, said, “Chen-Tech, with projected 2008 sales of about $50 million, is a highly regarded manufacturer of jet engine forgings for mutual customers such as General Electric. Chen-Tech’s expertise in forging nickel-based and titanium components for smaller jet engines serving single aisle, regional, and business aircraft is a great complement to Ladish’s expertise in forging larger engine components.”

“Chen-Tech has been led by Shannon Ko for over 15 years,” said Woody. “Under his direction, the company has demonstrated an impressive level of cost and technology leadership. Upon completion of the merger, Mr. Ko and his team will continue to manage Chen-Tech. By combining Chen-Tech’s strengths with Ladish’s material technology and global market position we have laid a foundation to capitalize on long-term growth opportunities. The merger provides Ladish with a broadened product offering and increased market share on mutual aerospace programs. Working together, we believe synergistic savings will further enhance long-term profitability. We expect this transaction to be accretive to Ladish’s 2008 earnings.”

Ladish Co., Inc. is a leading producer of highly engineered technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Connecticut, Oregon and Poland. Ladish common stock trades on NASDAQ under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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